Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-80167) of Popular, Inc. of our report dated June 28, 2007 relating to the financial statements of Popular, Inc. U.S.A. 401(k) Savings & Investment Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
June 28, 2007